Exhibit 10.45

The following

Tenancy Agreement

for commercially used rooms

is herewith concluded between

Coley Pharmaceutical GmbH

Elisabeth-Selbert-Strasse 9

D-40764 Langenfeld

Germany

Represented by the Managing Director

Dr. Joachim Schorr

Business address:

Elisabeth-Selbert-Strasse 9

D-40764 Langenfeld, Germany

(hereinafter referred to as “Tenant”)

and

G.-L. Gewerbepark Langenfeld KG

Bokelstr. 10

D-33649 Bielefeld

Germany

Represented by the personally liable Managing Director

Mr. Georg Loer

Business address:

Elisabeth-Selbert-Strasse 1

D-40764 Langenfeld, Germany

(hereinafter referred to as “Landlord”)

I. Rented Property

§ 1 Size and location of the rented property

The Landlord lets to the Tenant

offices on the ground floor of the 4th BA, size 371 sq.m., of the premises

Elisabeth-Selbert-Str. 5 in 40764 Langenfeld,

in conformity with Annex 1 of the Tenancy Agreement (drawing), as well as

10 car parking spaces on the outside grounds

and 5 spaces in the pallet parking area.

The description of the building - Annex 2 - forms an integral part of this Agreement.

The rented area is calculated from the inside edge of the outside wall plus, proportionally, the entrance hall, foyer, staircase well and functional areas. The position of the inside walls will be co-ordinated with the Landlord in conformity with the requirements of the Tenant to the extent that the desired changes conform with the standard planning concept.

The specified area dimensions were established on the basis of the planning documents. In the event that the specified dimensions deviate from the actual dimensions of the area, then the rent and the area-dependent apportioned charges will be increased or diminished in the same ratio as the actual and specified areas. Insignificant deviations (up to +1% of the size of the area) will not be taken into account.

§ 2 Manner and use by the Tenant

The areas are let, without competition protection, for the operation of an administration within the framework of the development of medicines.

The Tenant cannot use other parts of the property and building without the previous consent of the Landlord.

The keys that are necessary for access to the rented areas will be handed over to the Tenant for the duration of the tenancy.

The Tenant must immediately notify the Landlord in the event that the keys are lost or when the Tenant procures keys.

The keys handed over to the Tenant must be returned when the tenancy ends. Furthermore, any keys that the Tenant may have had made at his expense must be handed over free of charge to the Landlord, or proof of their destruction must be furnished.

For reasons of safety for the entire property in the event that keys handed over to, or procured by, the Tenant are lost, the Landlord shall be entitled to have new locks fitted, and have the necessary number of keys cut, at the expense of the Tenant; this provision applies accordingly to a central locking system for the property.

II. Tenancy period, commencement and end of the tenancy

§ 3 Tenancy period

The tenancy commences after completion, probably on 15.03.2001, and ends on 31.03.2006, or later if the commencement of the tenancy was deferred. The basic tenancy period is at least five years.

If the commencement of the tenancy is postponed for more than 4 weeks, then the Tenant shall be entitled to terminate the Agreement for an important reason. The Tenant is entitled to claim compensation from GOLDBECK Bau GmbH if the commencement of the tenancy is postponed for reasons that GOLDBECK Bau GmbH has to justify. The Tenant can only assert compensation to the extent that it can be proven and documented.

In such instances compensation is asserted against the general contractor GOLDBECK Bau GmbH Langenfeld. To confirm this provision and the resulting obligations GOLDBECK Bau GmbH Langenfeld will also sign the Tenancy Agreement.

The Tenant can request that the tenancy be extended once by 5 years beyond the agreed tenancy period provided that the Tenant’s option right is exercised at the latest twelve months prior to the expiry of the agreed tenancy period. Orderly notice of termination during the basic term of the Agreement (probably until 31.03.2006) is herewith excluded. Moreover, the Tenant waives the right of orderly notice of termination for another five years after the basic term.

Notice of termination, objection to an extension of the tenancy, and the assertion of an agreed extension option, must be in writing. The moment a notice is considered to have been filed in due time is not when the notice was dispatched but rather when it was received by the other party.

After the tenancy has been terminated it is no longer possible to consider an implicit extension in conformity with § 568 BGB (German Civil Code).

In the event that, contrary to expectations, major parts of the rented property have not been completed, or has not been vacated by the previous tenant, when the tenancy is stipulated to commence, then the beginning of the rental period will be deferred until completion or vacation. Liability of the Landlord according to § 571, Section II BGB, is herewith excluded.

§ 4 Extraordinary right of termination of the Landlord

The Landlord can terminate the tenancy with immediate effect, i.e. without observing the notice period, on the basis of the provisions of the German Civil Code. Moreover, it can be terminated with immediate effect in the event of infringements of § 14 of this Tenancy Agreement or for an important reason.

Notice of termination must be in writing.

§ 5 Terminating the tenancy

The rented property must be vacated, completely cleaned and returned in the contracted state, together with all keys, when the rental period has expired. Any necessary decorative repairs must have been completed by the Tenant by the time the rented property is handed back.

In the event of non-fulfilment, the Landlord will be entitled to have the extent of the necessary work or costs established by a cost estimate submitted by a specialised company. Such cost estimates will be handed over to the Tenant. In the event that the Tenant fails to complete the necessary decorative repairs within the set time limit, and with the threat of refusal, the Landlord shall be entitled to commission the work on the basis of the cost estimates at the expense of the Tenant.

To re-establish the original state the Landlord can demand that facilities and equipment of the Tenant be removed, and that constructional changes be reversed, at the expense of the Tenant.

Late return of the rented property places the Tenant under the obligation to pay for the duration of retention compensation amounting to the agreed rent, or the rent that is customary for comparable rooms in the locality, or amounting to the rent agreed with the subsequent tenant, depending on the Landlord’s option. Compensation for delayed return of the rented property must be effected for a whole month. This does not exclude the right to assert further on-going compensation. This is particularly the case in the event that the Tenant refuses to carry out decorative repairs and other repair work for which the Tenant is liable.

In the event of premature termination of the tenancy which the Tenant has to justify, then the Tenant shall be liable for the loss of rent, as well as for any attendant costs and other damage incurred by the Landlord as a result of the vacancy of the rented property during the contractual rental period.

III. Rent and attendant expenses

§ 6 Rent

The monthly rent at the commencement of the tenancy is DM 10,785.10

(in words: DM ten thousand seven hundred and eighty five 10/100), classified as follows:

a.) Basic rent
Office space	371.00 m2	DM	17.50	DM	6,492.50
Cooling	371.00 m2	DM	1.50	DM	556.50
Parking spaces	10 spaces	DM	50.00	DM	500.00
Parking spaces in
Pallet parking	5 spaces	DM	90.00	DM	450.00

				DM	7,999.00
b.) Advance payment of attendant expenses
Office space	371.00 m2	DM	3.50	DM	1,298.50
				DM	1,298.50
c.) Basic rent + advance payment of attendant expenses				DM	9,297.60
d.) Currently valid value-added-tax 16%				DM	1,487.60

Total monthly amount				DM	10,785.10

“Cooling” forms an integral part of the basic rent.

Changes to the basic rent are governed by § 8 of the Tenancy Agreement.

The Landlord opts for turnover tax on rented premises. Consequently, the implicit basis of the contract is that the Tenant only effects transactions that do not exclude input tax deduction or where the share of such transactions is below the fiscally permissible minimal limit.

At the request of the Landlord the Tenant will submit, within 30 days, a corresponding letter of confirmation from the Tenant’s tax adviser. In the event that the tax-free transactions exceed the minimal limit of 5%, the Landlord shall then be entitled to immediately terminate the tenancy without notice. Moreover, the Tenant will be obliged to pay compensation equalling the fiscal disadvantages sustained by the Landlord as a result of the contravention of this provision.

§ 7 Attendant expenses

The settlement of accounts will be analogous to the particulars of the 3rd Ordinance Relating to Housing Calculations § 27, Annex 3, in the given valid version (II, BV) which, as an annex, forms an integral part of this Tenancy Agreement.

A monthly advance payment is levied on the attendant expenses. It currently amounts to DM 3.50/sq.m. per month for the office space. The Landlord will render the attendant costs accounts once a year. When attendant costs deviate by more than 15% above or below the advance payment amount, then the advance payments can be readjusted accordingly if this is demanded by one of the parties. The Landlord is entitled to change the accounting period for reasons of convenience.

Type of attendant expenses - Composition, readings and accounting

Heating and water supply:

By consumption - The Tenant’s rented area will be equipped with separate heating and water circuits with electronic or analog meters or technical metering facilities that comply with given standards and the requirements of the premises. Temperature control is effected within the rented area.

The Landlord reserves the right to commission an outside company with the installation and permanent maintenance of the technical meter reading facilities; this also applies to consumption-dependent accounting of the attendant expenses.

Hot-water supply:

The hot-water supply is centralised within the rented area by under-worktop units, continuous-flow water heaters and the like. The Tenant bears the power costs.

Cost of drainage/waste water:

The amount of waste water is the result of the used amount of fresh water indicated by the cold-water meters.

Surface-water drainage is based on the square meters of rented area.

Apportioned by square meters of rented area:

•	Cooling

•	Property tax

•	Waste disposal service

•	Road cleaning

•	Insurance premiums

•	Cleaning the building (general areas/facade)

•	Maintenance of the outdoor grounds

•	Winter service

•	Fire-alarm system

•	Cost of the RWA installation

•	General power costs, general lighting

•	Lift installation costs

•	Caretaker services

•	Cost of third-party administration

Fire extinguishers:

Fire extinguishers must be provided by the Tenant for the rented floor area in the legally stipulated manner and quantity. The Tenant will bear the associated costs.

Other attendant costs:

In the event of changes in the sense of Annex 3 concerning § 27, Section 1, of the Calculation Ordinance, the Landlord reserves the right to apportion new arising or incurring operating expenses/attendant costs by a standard distribution ratio.

In so far as the Landlord incurs special costs as a result of the use of the property (e.g. surcharge for fire insurance, additional waste bins), then the full amount of these costs will be apportioned to the tenants.

The apportionment ratio can be changed according to the Landlord’s reasonably exercised discretion if this is required for reasons of proper administration of the economic unit.

The Landlord is entitled to apportion an increase of operating costs to the tenants by way of a corresponding written declaration that must specify and explain the reason for cost apportionment. In the event of retrospective increases of the operating costs, the Landlord’s declaration will take effect from the moment in time of the increase.

§ 8 Changing the rent

Automatic value guarantee

When the index of the overall cost of living of all private households in Germany is changed by the Federal Office of Statistics (basis 1995 = 100), future changes by at least 7.5 points compared with the price index applicable to the Tenancy Agreement when it was concluded, will change the basic rent in the same ratio, starting with the month following the change. This provision is repeatedly applicable if the aforementioned preconditions prevail, proceeding from the moment in time of the immediately preceding rent change.

Rent increases arising after the conclusion of the agreement for value improvement provably to the benefit of the tenants and which were borne by the Landlord will be taken into account in the following manner under application of the stable value clause:

The necessary change of the price index is rated on the basis of the state of value improvement at the moment in time when the price increase becomes effective. The change of the price index is based on the increased rent brought about by the improvement in value.

§ 9 Insurance

The furnishings and inventory (possibly stocks of merchandise and the like) to be installed and housed in the commercial rooms with the approval of the Landlord must be insured against elementary damage and burglary by the Tenant. The insurance must be concluded before the commencement of the tenancy, and the Tenant must give the Landlord a copy of the insurance contract before the tenancy commences.

§ 10 Collateral security

The Tenant is committed irrevocably to the following collateral security to cover all demands of the Landlord:

Provision of an absolute, irrevocable and unconditional guarantee that is not limited in time, and waiving the right of depositing with a major bank or a public savings bank, a security amounting to three months rent, including the attendant costs and valid V.A.T., prior to the handover of the rented property.

If, in spite of a corresponding reminder, the Tenant fails to provide the collateral security prior to the handover of the rented property, then the Landlord will be entitled to withdraw from the Tenancy Agreement. In the event that fittings according to the Tenant’s requirements are to be installed, then the collateral security must be provided before the building work commences.

The security will be returned following the end of the tenancy agreement as soon as it is established that the Landlord has no claims against the Tenant.

§ 11 Payment of rent and attendant expenses

The entire monthly rent, including the attendant expenses (and turnover tax) must be paid in advance, at the latest by the 3rd workday of the month, into the account of G.-L. Gewebepark Langenfeld KG, with the Langenfeld Stadt Sparkasse, Account No.: 129577, Bank Code 37551780.

The Tenant is obliged to have the rent paid by direct debit at the request of the Landlord.

The date the amount is transferred is authoritative for payment in due time. The Tenant cannot deduce from repeated late payments the right to late rent payment. Late payments entitle the Landlord to charge dunning fees and interest on defaults of payment and, possibly, to terminate the tenancy without prior notice.

If, in addition to the main payment, the Tenant also owes interest and expenses, then a redemption provision is only effective if performance is first charged against the costs, followed by the interest and finally the main payment. The Landlord can refuse the acceptance of payment if the Tenant stipulates a different manner of settlement.

All DM amounts listed in this Tenancy Agreement can also be paid in the equivalent EURO value until 31.12.2001, but only by way of cashless transfers.

§ 12 Reduction, set-off, right of retention

The legal stipulations are applicable. Set-off against attendant costs, or a reduction of the attendant costs, by the Tenant is not permissible.

IV. Implementation of the tenancy

§ 13 Heating and hot-water supply

The Landlord undertakes to operate the joint heating system to the customary extent. Outside the heating period operation will depend upon the Landlord’s reasonably exercised discretion.

§ 14 Using the rented property

The Tenant undertakes to treat the rented property and the communal parts of the building, grounds and facilities with due care. The Tenant must exercise the utmost consideration within the framework of the contractual use of the rented property. The Tenant has accepted the House Rules.

The Tenant is obliged to create, at the Tenant’s expense, the preconditions for the operation of a business in the contractually envisaged manner of use, and to maintain these throughout the tenancy period. This rule applies accordingly to constructional changes completed by the Tenant.

This does not affect the obligation of the Landlord to establish the contractual conditions specified in § 1 of this Tenancy Agreement.

The Landlord does not accept any liability for the observance of these preconditions. The Tenant cannot claim cessation of the contractual basis in the event of non-fulfilment of the afore-mentioned preconditions.

The Tenant must not use the rented property for any other purpose than those stipulated without the previous consent of the Landlord. The Tenant must not use anything that was not leased with this Tenancy Agreement.

Any change or substantial expansion of the type of business or business branch, as well as sub-letting and partial or complete transferral of use of the rented rooms to third parties, are prohibited without the previous approval of the Landlord. This applies especially to a change of company ownership or legal form of the Tenant.

Failure of the Landlord to give approval does not entitle the Tenant to terminate the tenancy.

Approval can only be withheld for an important reason.

§ 15 State of the rented property, maintenance, decorative repairs

The Tenant takes over the rented property in the condition that follows acceptance of completion as contractually conform and ready for occupation. In the course of the detailed inspection during hand-over, a hand-over protocol will be drawn up specifying all work that still has to be completed and which the Landlord will have completed within a reasonable period of time if the Landlord is responsible for the given work. The Tenant must immediately notify the Landlord if faults become apparent at a later date.

The Tenant is obliged to maintain the rented property, including rented equipment and furnishings, to the extent indicated hereinafter:

The Tenant must have the rented property properly cleaned and, depending on the equipment and furnishings, ensure that it is heated and ventilated. Furthermore, the Tenant undertakes to have electrical and gas appliances that are included as accessories in the rented property, maintained by a specialist at the Tenant’s expense. The Tenant must furnish proof of the completed maintenance work when requested by the Landlord.

The Tenant will also bear the cost of minor maintenance work (repairs) up to a maximum annual amount of DM 800.00 for objects that are subject to the Tenant’s direct access. The price increase rates of the value improvement agreement are likewise subject to maximization.

Furthermore, the Tenant is obliged to have running decorative work competently completed as soon as this becomes necessary as a result of the level of wear. This is also applicable when the tenancy is terminated.

§ 16 Structural changes and other measures

The Tenant can only undertake constructional changes and other alterations, and create new facilities, after first obtaining the Landlord’s consent.

Changes carried out without the consent of the Landlord must be immediately reversed to re-establish the original state at the expense of the Tenant when demanded by the Landlord. After a warning with a reasonable time limit has passed in vain, the Landlord will then be entitled to have the work completed at the expense of the Tenant.

The right of the Landlord to demand that the original condition be re-established at the expense of the Tenant when the tenancy is terminated is not nullified by the fact that the Landlord gave his consent to a Tenant’s constructional change. The Tenant is liable for all damage associated with all measures carried out by the Tenant.

§ 17 Liability of the Tenant

The Tenant is liable vis-à-vis the Landlord for damage to the rented rooms and the economic unit, as well as for damage caused to the rented rooms or the equipment and furnishings belonging to the economic unit by the Tenant’s company or persons, workers, employees, visitors, customers and suppliers in connection with the Tenant’s business, or by craftsmen commissioned by the Tenant. The Tenant has to prove that it is free of culpable behaviour regarding the rooms, equipment and furnishings in their care.

Before heavy objects, machines, equipment and other facilities are installed in the rented rooms, the Tenant must verify that the permissible load of the intermediate floor is not exceeded. Any calculations that may be necessary for this purpose must be drawn up at the Tenant’s expense and submitted to the Landlord upon request. Any approvals for change of use required in this context will be at the expense of the Tenant.

In the event that mobile partition walls are used, the Tenant will be liable for any damage caused to the wall surfaces as a result of incorrect use. Special facilities can be used to secure pictures, etc., to the walls. More detailed information on the existing capabilities in this respect are available from :

Mr. Loer, Konstruktion, GOLDBECK Bau GmbH Langenfeld

Tel. ++49 (0) 2173 94458 0.

The cost of such mounting facilities will be borne by the Tenant.

Detrimental effects of an installation to the building, such as vibrations and cracks, as well as unhealthy effects such as unreasonable irritation of other people, entitle the Landlord to withdraw a given consent and enforce a prohibition in so far as the effects are unavoidably linked with the operation of the given installation.

The Tenant is liable vis-à-vis the Landlord for damage to buildings, installations, equipment and the premises in general caused by the Tenant’s vehicles or vehicles operating in connection with the Tenant. Vehicles of the Tenant may only be parked in their assigned spaces with the consent of the Landlord, while alien vehicles may only be parked on the premises for the time that is necessary for their loading and unloading.

The Tenant is obliged to maintain safe conditions in the rented rooms, the jointly rented facilities and areas, customer parking spaces, garage entries, access points and the traffic areas in front of the rented rooms. Operational dirt must be immediately removed by the Tenant.

The Tenant is always under the obligation to scatter appropriate de-icing agents when black ice is formed on the traffic areas in front of the rented rooms. This obligation to exercise due care is also applicable in the event that it is quite obvious that the snow clearing service will not arrive in time to clear the danger of snow and black ice on the property. An appropriate de-icing agent will be provided at a readily accessible point.

§ 18 Advertising measures

The Tenant is entitled to install a company sign in a size and design that matches the ambience and style of the building only in co-ordination and with the approval of the Landlord. After all units have been occupied it is envisaged to install a joint advertising installation for all tenants at the expense of all tenants.

§ 19 Entry of the rented property by the Landlord

After a corresponding appointment has been made, the Landlord, and parties commissioned by the Landlord, are entitled to enter the rented rooms during office hours to verify their state. In the event that the Landlord intends to sell or relet the premises, then the Landlord and parties commissioned by the Landlord will be entitled to enter the rented rooms during the same hours.

The Tenant must ensure that the rented rooms are accessible for entry also during prolonged absence. If the Landlord thinks there is a reasonable suspicion that the rented rooms are not being properly used, or objects that are subject to the Landlord’s lien are to be removed, or in the event of an imminent danger, then the Landlord or parties commissioned by the Landlord have the extraordinary right to enter the rented property.

V. Other stipulations and concluding provisions

§ 20 Aggregate of persons

Several tenants are jointly and severally liable for the liabilities arising out of the tenancy.

A declaration of intent given by the Landlord to a tenant is sufficient for it to be legally effective. The tenants empower each other to accept the declaration of intent of one tenant also for and against other tenants. The above provisions also apply to contractual amendments and for receiving notices.

The premature discharge of a tenant from this duty requires the previous written consent of the Landlord in each individual case.

Declarations of intent by the Landlord also become effective if they are delivered by the owner or by an administrator commissioned by the owner.

§ 21 Amendments and supplements

Subsequent amendments and supplements to this Tenancy Agreement must be in a written contractual form. This also applies to dispensing with the written form requirement. Amendments only change the specifically mentioned provisions. All the other provisions of the basic Tenancy Agreement remain unaffected by supplements.

§ 22 Effectiveness of the contractual provisions

If, in the course of contract interpretation by reinterpretation or attribution to an effective core, one or more provisions of this Tenancy Agreement become invalid, then this shall not affect the validity of the remaining provisions of this Agreement. The ineffective provision should be replaced by a provision that comes closest to the original economic and legal intent of the ineffective provision.

This Tenancy Agreement has been drawn up in two identical copies which have been read, approved and signed in person. Both contractual parties have received a copy.

Langenfeld, 21.02.2001	((signature and stamp))

Signature of Tenant

Bielefeld, 21,02.2001	((signature and stamp))

Signature of the Landlord

LANGENFELD, 21.2.2001

((stamp and signature))

GOLDBECK Bau GmbH Langenfeld

Annexes:

DIN A4 Drawings (Annex 1)

Description of the Building (Annex 2)

Annex 3 relating to § 27 of II. BV (Annex 3)

Attendant Costs (Annex 4)

House Rules (Annex 5)